Exhibit 99.1

Abaxis Reports Record Sales for the Third Quarter of Fiscal 2007

Year-to-Date Revenues Increased 29% and Net Income Increased 42% Over the First Nine Months of Fiscal 2006

          UNION CITY, Calif., Jan. 25 /PRNewswire-FirstCall/ -- ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the third fiscal quarter ended December 31, 2006.

          Third Quarter Record Highlights include:

--	Revenues of $22.0 million, up 26% over last year’s comparable quarter.
--	Instrument sales of 912 units, up 18% over last year’s comparable quarter.
--	Chemistry instrument sales of 703 units, up 36% over last year’s comparable quarter.
--	Medical market sales of $4.7 million, up 63% over last year’s comparable quarter.
--	Medical reagent disc sales of 284,000 units, up 100% over last year’s comparable quarter.
--	North American revenues of $18.2 million, up 23% over last year’s comparable quarter.
--	International revenues of $3.8 million, up 42% over last year’s comparable quarter.
--	Veterinary market sales of $16.3 million, up 19% over last year’s comparable quarter.
--	Cash, cash equivalents and short-term investments as of December 31, 2006: $42.1 million, up 47% compared to December 31, 2005.

          Quarterly Results:  For the fiscal quarter ended December 31, 2006, Abaxis reported revenues of $22.0 million, as compared with revenues of $17.4 million for the comparable period last year, an increase of 26 percent.  Instrument, reagent disc and hematology reagent revenues increased by $4.3 million, or 26 percent over the same period last year.  The company reported net income of $2.8 million, compared to $1.9 million for the same period last year.  The company’s effective tax rate in the quarter ended December 31, 2006 was 31 percent, compared to 37 percent for the same period last year.  The decrease in the effective tax rate in the third quarter of fiscal 2007, as compared to the same period last year, was due to the extension of the federal research and development credit.  The company reported diluted net income per share of $0.13 (calculated based on 21,939,000 shares), compared to $0.09 per share (calculated based on 21,585,000 shares) for the same period last year.

          Nine Month Results:  For the nine-month period ended December 31, 2006, Abaxis reported revenues of $63.4 million, as compared with revenues of $49.1 million for the comparable period last year, an increase of 29 percent. Instrument, reagent disc and hematology reagent revenues increased by $12.9 million, or 28 percent over the same period last year.  The company reported net income of $7.3 million, compared to $5.2 million for the same period last year.  The company’s effective tax rate in both nine month periods was 37 percent.  The company reported diluted net income per share of $0.33 (calculated based on 21,871,000 shares), compared to $0.24 per share (calculated based on 21,374,000 shares) for the same period last year.

          Other Reported Information:  Reagent disc and hematology reagent revenues for the third quarter of fiscal 2007 were $12.2 million, up 25 percent over the $9.8 million reported in the same period last year.  During the quarter, the company sold 1,005,000 medical and veterinary reagent discs, an increase of 26 percent, compared to 797,000 medical and veterinary reagent discs sold during the same period last year.  Total medical sales for the third quarter of fiscal 2007 were $4.7 million, an increase of 63 percent over last year’s comparable quarter.  Medical sales in North America, excluding sales to the U.S. government, during the third quarter of fiscal 2007 were $3.4 million, an increase of 63% over last year’s comparable quarter.  Total veterinary sales for the third quarter of fiscal 2007 were $16.3 million, up 19 percent over last year’s comparable quarter.  Additionally, veterinary reagent disc sales for the third quarter of fiscal 2007 were $8.7 million, an increase of 13 percent, compared to the same period last year.  The company ended the quarter with $42.1 million in cash, cash equivalents and short-term investments.

          Clint Severson, President and Chief Executive Officer of Abaxis, said, “We are very pleased with the results of the quarter and the nine-month period. Revenues were up 26% and 29% for the quarter and the nine-month periods, respectively, and earnings per share were up 44% and 38% for the respective periods.  Our revenue in the medical market grew 63% for the quarter and 59% on a year-to-date basis, over the same periods last year.  We believe that the leading-edge nature of our Piccolo technology to provide accurate blood analysis at the point-of-care can be a catalyst in driving market acceptance in the years to come.”

          “We are also gratified to experience the 42% revenue growth in our international revenues, compared to last year’s third quarter, and the 47% international revenue growth year-to-date,”  Mr. Severson continued. “International sales now account for 17% of our total revenues and we believe that will continue to grow in the years to come.  Additionally, our veterinary revenue has grown at a 22% clip year-to-date.  All in all, we are pleased with the growth, both top- and bottom-line, that we have achieved during this current fiscal year.  We look forward to continued solid performance in the coming quarters.”

          Conference Call

          Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. ET on January 25, 2007.  Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which can be found at http://www.abaxis.com .  A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 6684119, through January 30, 2007.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov .

          About Abaxis

          Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

          Use of Non-GAAP Financial Measures

          To supplement the financial statements presented in accordance with GAAP included as part of this release, Abaxis uses non-GAAP measures of operating income per share on a pro forma basis, which is not a measurement of performance under generally accepted accounting principles in the United States of America.  Management uses this measure in comparing Abaxis’ historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

          This press release and our conference call will include statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in our conference call include, but are not limited to, risks and uncertainties related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in Abaxis’ periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement was made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

ABAXIS, Inc.
Condensed Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2006	2005	2006	2005

Revenues	$22,018	$17,444	$63,413	$49,130
Cost of revenues	10,439	7,605	28,839	21,372
Gross profit	11,579	9,839	34,574	27,758
Operating expenses:
Research and development	1,495	1,491	4,731	4,554
Sales and marketing	5,302	4,221	15,306	11,256
General and administrative	1,262	1,316	4,232	4,148
Total operating expenses	8,059	7,028	24,269	19,958
Income from operations	3,520	2,811	10,305	7,800
Interest and other income	493	119	1,227	366
Interest and other expense	(2)	(7)	(33)	(20)
Income before income taxes	4,011	2,923	11,499	8,146
Income tax provision	1,235	1,072	4,208	2,996
Net income	$2,776	$1,851	$7,291	$5,150
Net income per share:
Basic net income per share	$0.13	$0.09	$0.35	$0.26
Diluted net income per share	$0.13	$0.09	$0.33	$0.24
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	20,766	20,027	20,547	19,948
Weighted average common shares outstanding - diluted	21,939	21,585	21,871	21,374

ABAXIS, Inc.
Condensed Balance Sheets
(Unaudited and in thousands)

	December 31, 2006	March 31, 2006

Current assets:
Cash and cash equivalents	$15,003	$10,164
Short-term investments	27,102	20,372
Trade receivables, net	15,541	14,638
Inventories, net	12,552	10,396
Prepaid expenses	1,578	446
Net deferred tax asset - current	4,269	4,294
Total current assets	76,045	60,310
Property and equipment, net	11,984	10,038
Intangible assets, net	468	525
Deposits and other assets	49	80
Net deferred tax asset - non-current	8,223	12,125
Total assets	$96,769	$83,078
Current liabilities:
Accounts payable	$6,973	$4,614
Accrued payroll and related expenses	3,166	3,890
Other accrued liabilities	1,282	705
Warranty reserve	297	213
Deferred revenue	692	939
Total current liabilities	12,410	10,361
Non-current liabilities:
Deferred rent	415	478
Deferred revenue, less current portion	1,254	938
Other long-term liabilities	331	263
Total non-current liabilities	2,000	1,679
Shareholders’ equity:
Common stock	100,489	96,506
Accumulated deficit	(18,252)	(25,543)
Accumulated other comprehensive income	122	75
Total shareholders’ equity	82,359	71,038
Total liabilities and shareholders’ equity	$96,769	$83,078

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2006	2005	2006	2005

Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	20,766	20,027	20,547	19,948
Weighted average common shares outstanding - diluted	21,939	21,585	21,871	21,374
Non-GAAP operating income per share - basic	$0.17	$0.14	$0.50	$0.39
Non-GAAP operating income per share - diluted	$0.16	$0.13	$0.47	$0.36

Customer and Geographic Information
 (in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2006	2005	2006	2005

North America	$18,221	$14,777	$52,652	$41,815
International	3,797	2,667	10,761	7,315
Total revenues	$22,018	$17,444	$63,413	$49,130

Customer and Market Information
 (in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2006	2005	2006	2005

Medical Market	$4,656	$2,858	$12,506	$7,879
Veterinary Market	16,312	13,735	47,013	38,454
Other	1,050	851	3,894	2,797
Total revenues	$22,018	$17,444	$63,413	$49,130

SOURCE  Abaxis, Inc.
          -0-                              01/25/2007
          /CONTACT:  Clint Severson, Chief Executive Officer, Abaxis, Inc., +1-510-675-6500; or Joe Dorame, Robert Blum and Joe Diaz, Lytham Partners, LLC, +1-602-889-9700/
          /Web site:  http://www.abaxis.com /
          (ABAX)